Exhibit 99.1

RLI announces hawaiian wildfire loss estimates

PEORIA, ILLINOIS, August 23, 2023 -- RLI Corp. (NYSE: RLI) – RLI Corp. (RLI) announced today an estimated range of pretax net catastrophe losses from Hawaiian wildfires of $65 million to $75 million, to be reflected in the third quarter of 2023. This range, which is net of reinsurance recoverables and includes reinstatement premiums, is based on the impact to approximately 200 structures where RLI provided primarily homeowners insurance. Loss estimates are subject to change due to the complexity of the claims and preliminary nature of the information currently available.

“RLI has served homeowners in Hawaii for more than 25 years,” said RLI Corp. President & CEO Craig Kliethermes. “We extend our heartfelt support to our Hawaii-based employees and condolences to those who have lost loved ones, homes and businesses, or have otherwise been affected by these devastating wildfires. Our team is working tirelessly with our trusted agents to help customers who have been impacted recover as quickly as possible.”

RLI Corp. will release its third quarter 2023 earnings after market close on Monday, October 23, 2023. The company will hold its quarterly conference call to discuss third quarter results on Tuesday, October 24, 2023 at 10 a.m. CDT.

This news release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about our catastrophe losses resulting from the Hawaiian wildfires. As noted above, loss estimates are subject to change due to the complexity of the claims and preliminary nature of the information currently available. In addition, various risk factors that could affect our future results are listed in RLI’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2022.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 48 consecutive years and delivered underwriting profits for 27 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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